  As filed with the Securities and Exchange Commission on April 4, 2003

                       Registration No. 333-103880

                 U.S. SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549

                                FORM N-14

         REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                 [X]  Pre-Effective Amendment No. __1_

                 [ ]  Post Effective Amendment No. ____

                    (Check appropriate Box or Boxes)

                                Ivy Fund*
           (Exact Name of Registrant as Specified in Charter)

                        925 South Federal Highway
                                Suite 600
                        Boca Raton, Florida 33432
                (Address of Principal Executive Offices)

                             1-800-456-5111
                    (Area Code and Telephone Number)

                           Kristen A. Richards
                             P. O. Box 29217
                   Shawnee Mission, Kansas 66201-9217
                 (Name and address of Agent for Service)

                               Copies to:

                           Robert R. Leveille
                         Bell, Boyd & Lloyd LLC
                       Three First National Plaza
                               Suite 3300
                           Chicago, IL  60602

Approximate Date of Proposed Public Offering: As soon as practicable after the Registration Statement becomes effective under the Securities Act of
1933.

Title of Securities Being Registered: Shares of Beneficial Interest, no
par value per share

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this
Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration
Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

An indefinite amount of the Registrant's securities has been registered under the Securities Act of 1933 pursuant to Rule 24f-2 under the
Investment Company Act of 1940. In reliance upon such Rule, no filing fee is being paid at this time.

*On behalf of the Ivy Pacific Opportunities Fund

________________________________________________________________________

This Pre-Effective Amendment No. 1 to the Registrant's Registration
Statement on Form N-14, which was filed with the Securities and Exchange
Commission on March 18, 2003, incorporates by reference the information contained in Parts A, B, and C of such Registration Statement.
________________________________________________________________________

                                SIGNATURES

    As required by the Securities Act of 1933, this registration statement has been signed on behalf of the Registrant, in the city of
Overland Park, and the state of Kansas on the 4th day of April, 2003.

                             IVY FUND

                             By: /s/ Henry J. Hermann*
                                 ------------------------
                                 Henry J. Hermann, President

    As required by the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name                           Title                        Date

/s/ Keith A. Tucker*          Chairman of the Board and     April 4, 2003
    -------------------       Trustee
     Keith A. Tucker

/s/ Henry J. Hermann*         Trustee and President         April 4, 2003
    -------------------
    Henry J. Hermann

/s/ Theodore W. Howard*       Vice President and            April 4, 2003
    -------------------       Assistant Treasurer
    Theodore W. Howard

/s/ Jarold W. Boettcher*      Trustee                       April 4, 2003
    -------------------
    Jarold W. Boettcher

/s/ James D. Gressett*        Trustee                       April 4, 2003
    -------------------
    James D. Gressett

/s/ Joseph Harroz, Jr.*       Trustee                       April 4, 2003
    -------------------
    Joseph Harroz, Jr.

/s/ Glendon E. Johnson, Jr.*  Trustee                       April 4, 2003
    -------------------
    Glendon E. Johnson, Jr.

/s/ Eleanor B. Schwartz*      Trustee                       April 4, 2003
    -------------------
    Eleanor B. Schwartz

/s/ Michael G. Smith*         Trustee                       April 4, 2003
    -------------------
    Michael G. Smith

/s/ Edward M. Tighe*           Trustee                      April 4, 2003
    -------------------
    Edward M. Tighe

* By: /s/ Kristen A. Richards
          --------------------
          Kristen A. Richards
          Attorney-in-Fact

Attest:

/s/ Daniel C. Schulte
    --------------------
    Daniel C. Schulte
    Assistant Secretary